 EXHIBIT 10.1

SERVICES AGREEMENT

This Agreement (this “Agreement”) is made and entered into by and between TraDigital Marketing Group (the “Consultant”), and Laser Photonics Corporation located at 1101 North Keller Road, Suite G, Orlando, FL 32810 (the “Company” or “Client”, collectively the “Parties”) on October 4th, 2022.

W I T N E S S E T H:

WHEREAS, the Consultant, a Delaware limited liability company, operates a strategic advisory and digital marketing firm; and

WHEREAS the Client is a public company with shares traded on the NASDAQCM exchange under the symbol LASE; and

WHEREAS the Client desires to utilize the services of the Consultant in connection with its business operations; and

NOW, THEREFORE, in consideration of the promises and the mutual covenants hereinafter set forth the parties hereto agree as follows:

CONSULTANT DUTIES. The Consultant shall provide to the Company certain consulting services (the “Services”) in the area of strategic advisory, sponsored editorial content and digital marketing services. In performance of these duties, the Consultant shall provide the Company with the benefits of its best judgment and efforts including the engagement of services of third party sponsored content providers on behalf of the Company as outlined in Appendix A. It is understood and acknowledged by the Parties that the value of the Consultant’s Services is not measurable in any quantitative manner.

1.	TERM. Effective as of the date hereof (the “Effective Date”) the Company hereby engages the Consultant to provide to it the Services for three (3) months commencing on October 4th 2022 and terminating on December 31st, 2022 (the “Term”). After the expiration of the Initial Term, this Agreement shall automatically renew under the same exact terms, unless Client cancels in writing, with thirty (30) days’ notice.

2.	FEES. As consideration for the Consulting Services to be rendered by the Consultant to the Client during the Term, the Client shall pay the following Fees (the “Fees”):

For the Marketing Program:

a.

Client shall pay to the Consultant, a Content Marketing Cost of fifty thousand dollars ($50,000), for the first quarter, with payment due upon closing of the Initial Public Offering which is anticipated for Tuesday, October 4th, 2022.

b.	Client shall also pay to the Consultant a Digital Marketing Cost of four hundred thousand dollars ($400,000), for the first quarter, with payment due upon closing of the Initial Public Offering which is anticipated for Tuesday, October 4th, 2022.

For TraDigital’s Compensation:

c.	c. Client shall also pay to the Consultant, a stock compensation fee (the “Stock Fee”) of 350,000 common shares, restricted under rule 144, due and earned upon signing.

d.	d. Wiring Instructions for Cash Fee are as follows:

Signature Bank

565 Fifth Avenue

12th Fl., NY, NY

ABA# 026013576

TraDigital Marketing Group

A/C # 1503085131

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e.

The Shares constitute a commencement incentive and consideration now earned, for entering into this Agreement and allocating its resources to Company’s account for the Initial Term. Company acknowledges that Consultant must forego other opportunities to enter into this Agreement. As such, the Shares are irrevocably earned as of the Effective Date, and any calculation of the statutory holding period for removal of restrictive legend under Rule 144 promulgated under the Securities Act of 1933, shall be measured from the Effective Date.

f.

Company agrees that it shall take no action to cause the Shares to become canceled, voided or revoked, or the issuance thereof to be voided or terminated. Assuming the Consultant has complied with the provisions and requirements of Rule 144 of the Securities Act, the Company agrees to assist the Consultant to remove the restrictive legend from the Shares, including, without limitation, (i) authorizing the Company’s transfer agent to remove the restrictive legend, (ii) obtaining a legal opinion from Company’s authorized counsel at Company’s expense, and (iii) cooperating and communicating with Consultant, its broker and the transfer agent in order to clear the Shares of restriction as soon as possible.

g.	Stock Fee payments shall be issued via book-entry to the following:

TraDigital Marketing Group, LLC

1016 Naranjo Drive

Georgetown, TX 78628

TIN# 85-3757740

3.	CLIENT DUTIES. The Client agrees to the following:

a.	The Client will disclose to the Consultant any and all information the Client deems pertinent and necessary to the Consulting Services to be performed hereunder; and

b.	The information supplied by the Client to the Consultant will be from dependable and reliable sources and will be true and accurate in all material respects.

4.	CONFIDENTIALITY. Each party agrees to hold private and confidential all confidential information of the other party and neither party, without the prior written consent of the other, shall divulge, disseminate, communicate, or otherwise disclose any confidential or proprietary information of the other party except to the extent required by law, regulation or any judicial or regulatory authority. Confidential information includes, but is not limited to, any information not obtainable by the general public and which contains information which would be considered owned by the owner and proprietary in nature and which would be considered as a trade secret except so far as it already exists in the public domain. For the avoidance of doubt, the parties hereto acknowledge and agree that only publicly available information shall be distributed or disseminated in connection with the provision of the Consulting Services hereunder and under no circumstance will any confidential information be distributed or disseminated in connection therewith.

5.	REGISTRATION RIGHTS. The Stock Fee will have piggy-back registration rights and will be registered whenever the Company is required or proposes to register any of its equity securities under the Securities Act (including primary and secondary registrations) in a registration statement filed with the U.S. Securities and Exchange Commission.

6.	ANTI-DILUTION. Until the Stock Fee of 350,000 shares of common stock are free from restriction or are included in an effective registration statement of the Company, the Company shall issue additional shares of its common stock to Consultant such that Consultant’s ownership percentage of the Company remains the same as it was on the date in which the Stock Fee was issued to Consultant except for issuances of common stock, provided, however, that the foregoing shall not apply to (i) securities issued upon the conversion of the underwriters warrant issued by the Company to Alexander Capital, L.P., (ii) any shares of the Company’s common stock issuable upon a stock split, stock dividend, or any subdivision of shares of the Company’s common stock; (iii) shares of shares of the Company’s common s tock (or options to purchase such shares of the Company’s common stock) issued or issuable to employees or directors of, or consultants to, the Company pursuant to the Company’s 2019 Stock Incentive Plan or (iv) any shares of the Company’s common stock issued in connection with a commercial bank financing transaction.

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7.	INDEMNIFICATION. Each party shall indemnify, defend, and hold the other party harmless from and against any and all claims, actions, suits, demands, assessments, or judgments asserted, and any and all losses, liabilities, damages, costs, and expenses (including, without limitation, attorneys fees, accounting fees, and investigation costs to the extent permitted by law) alleged or incurred arising out of or relating to any operations, acts, or omissions of the indemnifying party or any of its employees, agents, and invitees in the exercise of the indemnifying party’s rights or the performance or observance of the indemnifying party’s obligations under this agreement. Prompt notice must be given of any claim, and the party who is providing the indemnification will have control of any defense or settlement.

8.	THIRD-PARTY SERVICES. During the term of the engagement, the Client understands and agrees that the Consultant may retain third-party services including consultants, service providers, marketers and others not explicitly named, for digital advertising and marketing services on behalf of the Client. Each party shall indemnify, defend, and hold the other party harmless from and against any and all claims, actions, suits, demands, assessments, or judgments asserted, and any and all losses, liabilities, damages, costs, and expenses (including, without limitation, attorneys fees, accounting fees, and investigation costs to the extent permitted by law) alleged or incurred arising out of or relating to third party services, operations, acts, or omissions of the indemnifying party or any of its employees, agents, and invitees in the exercise of the indemnifying party’s rights or the performance or observance of the indemnifying party’s obligations under this agreement. Prompt notice must be given of any claim, and the party who is providing the indemnification will have control of any defense or settlement.

9.	CLIENT REPRESENTATIONS & WARRANTIES. The Client hereby represents and warrants to the Consultant that his Agreement has been duly authorized, executed and delivered by the Client and constitutes the legal, valid and binding obligation of the Client, enforceable against the Client in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies, and to limitations of public policy.

10.	CONSULTANT REPRESENTATIONS & WARRANTIES. The Consultant hereby represents and warrants to the Client that his Agreement has been duly authorized, executed and delivered by the Consultant and constitutes the legal, valid and binding obligation of the Consultant, enforceable against the Consultant in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies, and to limitations of public policy.

11.	RELATIONSHIP AMONG THE PARTIES. Nothing contained in this Agreement shall be construed to (i) constitute the Parties as joint venturers, partners, co-owners or otherwise as participants in a joint undertaking; (ii) constitute the Consultant as an agent, legal representative or employee of the Client; or (iii) authorize or permit the Consultant or any director, officer, employee, agent or other person acting on its behalf to incur on behalf of the other party any obligation of any kind, either express or implied, or do, sign or execute any things, deeds, or documents which may have the effect of legally binding or obligating the Client in any manner in favor of any individual, business, trust, unincorporated association, corporation, partnership, joint venture, limited liability company or other entity of any kind. The Client and the Consultant agree that the relationship among the Parties shall be that of independent contractor.

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12.	ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties with respect to the subject matter contained herein, and supersedes all prior oral or written agreements, if any, between the parties with respect to such subject matter and, except as otherwise expressly provided herein, is not intended to confer upon any other person any rights or remedies hereunder. Any amendments hereto or modifications hereof must be made in writing and executed by each of the parties. Any failure by a party to enforce any rights hereunder shall not be deemed a waiver of such rights. The Parties agree that this Agreement has been mutually drafted and authored by all the Parties and that it shall not be construed against any one Party.

13.	NON-SOLICITATION. During the Term of this Agreement and for twenty-four (24) months after any termination of this Agreement, Client will not, without prior written consent of Consultant, either directly or indirectly, on Client’s behalf or in the service or on behalf of others, solicit or attempt to solicit, divert or hire away any person employed by or vendor engaged by Consultant to provide services currently or during the previous six (6) months. The Consultant will provide names of consultants and vendors upon termination. The Consultant agrees to the same non-solicitation terms.

14.	JURISDICTION. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to conflict of laws principles. The parties agree that any dispute arising out of or in relation to this contract shall be resolved by arbitration and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction. The arbitration shall be conducted in the English language in the city of New York, New York. The arbitration shall be carried out using one of the following arbitration services: “JAMS, AAA, or NAM”, using one arbitrator. The party demanding arbitration shall have the choice of one the three arbitration services named herein. The Consultant shall be entitled to attorneys’ fees and costs of bringing any action for unpaid fees or consideration

15.	SEVERABILITY. If any paragraph, term or provision of this Agreement shall be held or determined to be unenforceable, the balance of this Agreement shall nevertheless continue in full force and effect unaffected by such holding or determination.

16.	HEADINGS. The section headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

17.	NOTICES, PAYMENTS. Any payment, notice or other communication required by this Agreement (a) shall be in writing, (b) may be delivered personally, sent via electronic mail, or sent by reputable overnight courier with written verification of receipt or by registered or certified first class United States Mail, postage prepaid, return receipt requested, (c) shall be sent to the addresses listed above or to such other address as such party shall designate by written notice to the other party, and (d) shall be effective upon receipt.

18.	FURTHER ACTION. The Parties hereto shall execute and deliver all documents, provide all information and take or forbear from all such action as may be necessary or appropriate to achieve the purposes of this Agreement.

19.	ASSIGNMENT. This Agreement may not be assigned by either party hereto without the written consent of the other but shall be binding upon the successors of the Parties. However, it is understood, that Consultant will engage third party sponsored content providers to assist in content creation on behalf of the Company. See Appendix A.

20.	COUNTERPARTS. This Agreement may be executed in duplicate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement. In the event that the document is signed by one party and faxed (or e-mailed) to another the Parties agree that a faxed (or e-mailed) signature shall be binding upon the Parties to this Agreement as though the signature was an original

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the day and year first above written.

TraDigital Marketing Group, LLC

By:	/s/ Sarah Davis
Name:	Sarah Davis
Title:	Managing Member

Laser Photonics Corporation

By:	/s/ Wayne Tupuola
Name:	Wayne Tupuola
Title:	President and CEO

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APPENDIX A

PROPOSED SCOPE OF MARKETING PROGRAM

Y	Quarterly Content Marketing Cost - $50,000

•	SmallCapsDaily – Two (2) Articles + Email list + Native Ad spend for each article, to drive traffic

•	Reddit – Two (2) Articles –

■	Initiation – Company Profile

■	Deep Dive – Comp Analysis w/investment highlights

•	GuruFocus – One (1) – Investment Overview

•	Zack’s Research Article – One (1) Deep Dive Article

•	Ticker Tagged Press Releases – Three (3) ticker tagged press releases with 250,000 Email Campaign

Y	Digital Marketing Cost - $300,000

•	Landing Page – Copywriting, HTML Design, Development and Launch

•	Traffic Acquisition

•	Lead Generation – We guarantee a minimum of 15,000 investor email sign-ups in a database built within a newly constructed Infinite Group’s ESP for future email marketing of all content including the abovementioned articles, videos and company issued press releases. This also includes 90 days of hosting.

We anticipate a minimum of 37,500,000 Impressions

We anticipate a minimum of 937,500 Clicks

We guarantee 15,000 Leads

•	Awareness Campaign - a heavily concentrated investor outreach program which will run over 1 full week. This Awareness Campaign is comprised of (4) investor newsletter drops featuring Laser Photonics to the members of each list via email and SMS text messages. This campaign will typically run from Thursday to Thursday on any week of the clients choosing (subject to availability).

Y	Additional Awareness Campaign – $100,000

Four (4) day, additional investor newsletter outreach program comprised of (4) investor newsletter drops featuring Laser Photonics to the members of each list via email and SMS text messages. This campaign will typically run from Thursday to Thursday on any week of the clients choosing (subject to availability).

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